UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported): February 21, 2008
Eden Bioscience Corporation (Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation)	0-31499 (Commission File Number)	91-1649604 (IRS Employer Identification No.)

11816 North Creek Parkway N. Bothell, WA (Address of principal executive offices)		98011-8201 (Zip Code)
Registrant's telephone number, including area code: 425-806-7300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 21, 2008, Eden Bioscience Corporation (the "Company") amended its Restated Articles of Incorporation, as amended. The amendment, which is effective at 5:00p.m., Pacific standard time, on February 22, 2008, serves to effect a 1-for-3 reverse stock split of the Company's common stock ("Common Stock") and to reduce the Company's number of authorized shares of Common Stock from 33,333,333 to 11,111,111. A more detailed description of the reverse stock split is set forth under Item 8.01 below and is incorporated herein by reference.

The articles of amendment to the Restated Articles of Incorporation, as amended, are attached as Exhibit 3.1 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 8.01 Other Events.

On February 21, 2008, the Company filed an amendment to its Restated Articles of Incorporation, as amended, that effects a 1-for-3 reverse stock split of the outstanding Common Stock. The reverse stock split will be effective with respect to shareholders of record at 5:00 p.m., Pacific standard time, on February 22, 2008 (the "Effective Time"). As a result of the reverse stock split, each three shares of Common Stock will be combined and reclassified into one share of Common Stock and the total number of shares of Common Stock outstanding will be reduced from approximately 8.1 million shares to approximately 2.7 million shares.

The Common Stock will trade under the symbol "EDEND" for 20 trading days beginning on February 25, 2008 to designate that it is trading on a post-reverse split basis, and will resume trading under the symbol "EDEN" after the 20-day period has expired.

The Board of Directors of the Company approved the reverse stock split to help the Company regain compliance with the Nasdaq Capital Market's $1.00 minimum bid price continued listing requirement. As reported on September 18, 2007, the Company received a Nasdaq Staff Deficiency Letter on September 12, 2007 notifying it that the bid price per share for the Common Stock had closed below the $1.00 minimum bid price requirement for 30 consecutive trading days and that, as a result, the Company no longer met the Nasdaq Capital Market's minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4) (the "Bid Price Requirement"). Nasdaq provided the Company with 180 calendar days, or until March 10, 2008, to regain compliance. The Company can regain compliance with the Bid Price Requirement if the Common Stock closes at or above $1.00 for a minimum of 10 consecutive trading days following the reverse stock split, in which case the Company would expect to receive notification from Nasdaq that it has regained compliance. If the Company does not regain compliance by March 10, 2008, the Common Stock will be delisted from the Nasdaq Capital Market.

The Company's Board of Directors believes that maintaining the Company's listing on the Nasdaq Capital Market is in the Company's best interest and the best interest of the Company's shareholders because the Nasdaq Capital Market provides a broader market for trading the Common Stock and increases the Company's ability to use Common Stock for strategic or financing transactions. However, there can be no assurance that the reverse stock split will cause the Company to regain compliance with the Bid Price Requirement for the required period of time. Moreover, even if the Company is able to regain compliance with the Bid Price Requirement, there can be no assurance that Nasdaq will not in the future seek to delist the Company for failure to meet enumerated conditions for continued listing, including pursuant to its discretionary authority to maintain the quality of and public confidence in the Nasdaq market. If the Company does not regain compliance and the Common Stock is delisted from the Nasdaq Capital Market, trading in the Common Stock would have to be conducted on a regional stock exchange, if available, or in the over-the-counter market on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. Any of these would likely significantly decrease the liquidity of the Common Stock.

The reverse stock split affects all of the Company's shareholders uniformly and does not affect any shareholder's percentage ownership interest in the Company, except to the extent that the reverse stock split results in any of the Company's shareholders owning a fractional share. As described below, shareholders holding fractional shares are entitled to cash payments in lieu of fractional shares. The cash payments will reduce the number of post-split shareholders to the extent there are shareholders holding, as of the Effective Time, two or fewer shares. However, this was not the purpose of the reverse stock split. The Company continues to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, following the reverse stock split.

No scrip or fractional share certificates will be issued in connection with the reverse stock split. Shareholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of the Common Stock not evenly divisible by three will be entitled, upon surrender of certificate(s) representing such shares (to the extent in certificated form), to a cash payment in lieu thereof. The cash payment will equal the product obtained by multiplying (a) the fraction to which the shareholder would otherwise be entitled by (b) the per share closing sales price of the Common Stock on the trading day immediately preceding the effective date of the reverse stock split, as reported on The Nasdaq Capital Market, which was $0.56 ($1.68 on a post-reverse stock split basis). The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive the cash payment therefor.

Beginning at the Effective Time, each certificate representing shares of the Common Stock before the reverse stock split will automatically be deemed for all corporate purposes to evidence ownership of one-third of the shares evidenced by such certificate immediately prior to the Effective Time rounded down to the nearest whole share. All shares issuable upon exercise of outstanding stock options, as well as the relevant exercise price per share, will also be automatically adjusted. Each outstanding preferred share purchase right (a "Right") pursuant to the Company's Rights Agreement, dated June 1, 2007, with BNY Mellon Shareowner Services (as successor to Mellon Investor Services LLC), as rights agent, shall also be proportionately adjusted as of the Effective Time so that, on and after the Effective Time, (a) one Right shall be associated with each outstanding share of Common Stock, (b) the number of shares of Series R Participating Cumulative Preferred Stock ("Preferred Stock") issuable upon exercise of a Right shall be one-thirty-third and one-third (1/33-⅓) of a share of Preferred Stock, (c) the purchase price with respect to each Right shall be $36.00 and (d) the redemption price with respect to each Right shall be $0.0075.

The Company's transfer agent, BNY Mellon Shareowner Services, will act as exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the Effective Time, shareholders of record will receive a letter of transmittal requesting that they surrender the stock certificates they currently hold for stock certificates reflecting the adjusted number of shares as a result of the reverse stock split and cash in lieu of any fractional shares, if applicable. Persons who hold their shares in brokerage accounts, or "street name," will not be required to take any further actions to effect the exchange of their certificates. No new certificates will be issued to a shareholder until the shareholder has surrendered the shareholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split will continue to be valid and will represent the adjusted number of shares rounded down to the nearest whole share. Shareholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

The press release announcing the reverse stock split is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Forward-Looking Statements

This Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company's expectation that it can regain compliance with the Bid Price Requirement by effecting a reverse stock split. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The Company’s actual results may differ materially from those expressed or implied by these forward-looking statements based on a number of factors, including the Company's inability to regain compliance with the Bid Price Requirement for continued listing, the risk that the Company may not have sufficient funds to operate its remaining business, the potential cost, speculative nature and risks associated with the Company’s plan to explore opportunities to realize potential value from its remaining business assets, primarily its tax loss carryforwards, the risks associated with the Company’s dependence on Plant Health Care, Inc. as the source of harpin protein-based products for the Company’s home and garden business, the competitive nature of the markets in which the Company operates, a change in economic conditions, the Company’s ability to retain existing customers and to attract new customers, the Company’s ability to retain qualified personnel, the Company’s anticipated operating losses, uncertainties regarding the availability of additional capital, and the other risks and uncertainties described in Eden Bioscience’s annual report on Form 10-K for the year ended December 31, 2006, the Company’s Quarterly Reports on Form 10-Q and the Company’s other reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as to the date of this release. The Company undertakes no obligation to update any forward-looking statements.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Articles of Amendment to Articles of Incorporation.
99.1	Press Release of Eden Bioscience Corporation, dated February 22, 2008.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 22, 2008	EDEN BIOSCIENCE CORPORATION By: /s/ Bradley S. Powell Bradley S. Powell President, Chief Financial Officer & Secretary

EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Amendment to Articles of Incorporation.
99.1	Press Release of Eden Bioscience Corporation, dated February 22, 2008.